                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)


                                    Three Months Ended             Six Months Ended
                                         June 30                       June 30
                                    ------------------             ----------------
                                    1995          1994             1995        1994
                                    ----          ----             ----        ----
EQUIVALENT SHARES:

Average shares
  outstanding                  358,545,020   354,018,900     357,980,371   353,488,409
Additional shares
  due to:
Stock options                    4,619,587     3,884,843       4,488,900     3,583,638

Series C preferred
  shares                        36,000,000    36,000,000      36,000,000    15,926,267
                               -----------   -----------     -----------   -----------

Total equivalent
  shares                       399,164,607   393,903,743     398,469,271   372,998,314
                               ===========   ===========     ===========   ===========

ADJUSTED EARNINGS
(in millions):

Net income from
  Continuing Operations            $    59       $    75         $    74       $   111

Less:  Series B preferred
  stock dividends                       12            12              25            25
                                   -------       -------         -------       -------

Adjusted net income from
  Continuing Operations            $    47       $    63         $    49       $    86
                                   =======       =======         =======       =======

EARNINGS PER SHARE:

From Continuing Operations         $  0.12       $  0.16         $  0.12       $  0.23
                                   -------       -------         -------       -------

Earnings per share (a)             $  0.12       $  0.16         $  0.12       $  0.23
                                   =======       =======         =======       =======



(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 9 to the condensed consolidated financial statements included in Part I of this report





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